EXHIBIT 12.1

26632 Towne Centre Drive, Suite 300

 Foothill Ranch, CA 92610

P: 949.540.6540 | F: 949.540-6578

June 17, 2024

LeapCharger Corporation

Attn: Mr. Vijayakumar, CEO

321 W. Winnie Lane, Suite 104

Carson City, NV 89703

Dear Mr. Vijayakumar:

I have acted, at your request, as special counsel to LeapCharger Corporation, a Nevada corporation (the “Company”), for the purpose  of rendering an opinion as to the legality of 50,000,000 shares of common stock offered by the Company at $0.05 per share of Company common stock, par value $0.00001 per share to be offered and distributed by the Company (the “Shares”), pursuant to an Offering Statement filed under Regulation A of the Securities Act of 1933, as amended, by the Company with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

In rendering this opinion, we have examined the Offering Statement, as well as pre-qualification amendments, the certificate of incorporation (as amended) and bylaws, the resolutions of the Company’s board of directors and stockholders, as well as all other documents and records necessary and relevant to the matter opined on herein. I have assumed (a) all of the documents referenced herein (collectively, the "Documents") are true and correct copies of the original documents and the signatures on such documents are genuine; (b) the persons that executed the Documents have the legal capacity to execute the Documents; and (c) the status of the Documents as legally  valid and  binding  instruments is not affected by any (i) violations  of statutes, rules, regulations or court or governmental orders, or (ii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and delivered in the manner and/or the terms described in the Offering Statement as filed (after it is declared qualified), will be validly issued, fully paid and non-assessable.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal laws of the State of Nevada and (b) the federal laws of the United States. We express no opinion as to laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion should the laws be changed after the effective date of the Offering Statement by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Sincerely,

/s/ Jessica M. Lockett, Esq.

LOCKETT + HORWITZ
A Professional Law Corporation